EXHIBIT 2.02


                     AGREEMENT CONCERNING DEFERRED CLOSINGS

     AGREEMENT, dated as of August 13, 1999, by and between Harris Corporation, a Delaware corporation ("Harris") and Intersil Corporation, a Delaware corporation ("Buyer"). Capitalized terms used but not defined herein shall have the same meaning as specified in that certain Amended and Restated Master Transaction Agreement (`Master Agreement") dated as of June 2, 1999, among Harris, Buyer and Intersil Holding Corporation, a Delaware corporation.

     WHEREAS, The Master Agreement provides for the sale by Sellers and the purchase by Buyer of the Transferred Assets;

     WHEREAS, Transfer of title to the Transferred Assets of Harris Semiconductor GmbH (Germany), the Transferred Assets of Harris Semiconductor S.A. (Belgium), the Transferred Assets of Harris Semiconductor Design and Sales pte. Ltd. (Singapore), and the shares of stock of Harris Semiconductor (Taiwan) Ltd. and Harris Semiconductor Y.H. (Korea), (the "Deferred Closing Assets") may be delayed by the inability of the parties to obtain necessary governmental approvals of or consents to such transfers by the Closing Date;

     WHEREAS, The parties desire to proceed with the Closing and transfer equitable ownership to the Deferred Closing Assets on the Closing Date and to transfer legal title to the Deferred Closing Assets as soon as practicable thereafter;

     NOW, THEREFORE, in consideration of the mutual promises herein and in the Master Agreement, the parties hereto agree as follows:

     1. Transfer of Equitable Ownership of Deferred Closing Assets. Until such time as such Deferred Closing Assets may be properly assigned to Buyer, such Deferred Closing Assets shall be held by Sellers in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in the name of Sellers and all benefits and obligations existing thereunder shall be for the account of Buyer. During such period, Harris shall take or shall cause Sellers to take, such action in its name or otherwise, as Buyer may reasonably request, at Buyer's expense, so as to provide Buyer with the benefits of the Deferred Closing Assets and to effect collection of money or other consideration to become due and payable under the Deferred Closing Assets, and Harris shall promptly pay, or shall cause Sellers to promptly pay, to Buyer all money or other consideration received by them (or their Affiliates) in respect of all Deferred Closing Assets. Following the Closing, Harris authorizes Buyer, to the extent permitted by Applicable Law and the terms of the Deferred Closing Assets, at Buyer's expense, to perform all of the obligations and receive all of the benefits under the Deferred Closing Assets and appoints Buyer their attorney-in-fact to act in their name on its behalf (and on behalf of its Affiliates) with respect thereto.

     2. No Transfer if Prohibited. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement by Harris to assign or delegate, or by Buyer to assume and agree to pay, perform or otherwise discharge, any Deferred Closing Asset if an attempted assignment, delegation or assumption thereof without the consent of a third Person (including, without limitation, any Governmental Authority) thereto would constitute a breach thereof, unless and until such consent is obtained.

     3. Transfer of Legal Title to Deferred Closing Assets. Harris and Buyer shall use Best Efforts to obtain, as soon as practicable, all Governmental Approvals necessary for the transfer of each of the Deferred Closing Assets, and Harris shall transfer, or shall cause Sellers to transfer, legal title to each of the Deferred Closing Assets to Buyer, or one or more Subsidiaries of Buyer, as soon as practicable after the Closing Date, provided that Harris and Sellers shall have completed the transfer of all of the Deferred Closing Assets within 180 days of the Closing Date. The date of transfer of legal title to a Deferred Closing Asset is referred to herein as an "Actual Closing Date."

     4. Delivery of Closing Documents. On each Actual Closing Date, instruments conveying title to the applicable Deferred Closing Asset, reasonably satisfactory in form and substance to Buyer, shall be delivered to Buyer, or to one or more Subsidiaries of Buyer, as Buyer shall designate.

     5. Purchase Price; Closing and Final Closing Balance Sheets.
Notwithstanding the existence of the Deferred Closing Assets, the portion of the Purchase Price allocable to the Deferred Closing Assets shall be paid on the Closing Date as provided in Section 3.13 of the Purchase Agreement.

     6. Incorporation by Reference. The provisions of Exhibits A and B of the Master Agreement are incorporated herein by reference.


                  IN WITNESS WHEREOF, Harris and Buyer have caused this Agreement to be duly executed and delivered in their respective names, all as of the day and year first above written.


                                       HARRIS CORPORATION


                                       By /s/ Ronald R. Spoehel
                                          -----------------------
                                          Name: Ronald R. Spoehel
                                          Title: Vice President





                                       INTERSIL CORPORATION


                                       By /s/ Gregory L. Williams
                                          -------------------------
                                          Name: Gregory L. Williams
                                          Title: CEO